Exhibit 5.8

October 31, 2006

National Mentor Holdings, Inc.

313 Congress Street, 6th Floor

Boston MA 02210

Ladies and Gentlemen:

We have acted as local counsel in the State of Minnesota (the “State”) to National Mentor Holdings, Inc., a Delaware corporation (the “Company”) and to the subsidiaries listed on Schedule I hereto (each singly, a “Minnesota Guarantor”, and collectively, the “Minnesota Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by National Mentor Holdings, Inc. (the “Company”), the Minnesota Guarantors and the subsidiaries of the Company listed on Schedule II hereto (the “non-Minnesota Guarantors” and together with the Minnesota Guarantors, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $180,000,000 aggregate principal amount of 11-1/4% Senior Subordinated Notes due 2014 (the “Exchange Securities”) and the issuance by the Minnesota Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of June 29, 2006 (the “Indenture”) among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Exchange Securities will be offered by the Company in exchange for $180,000,000 aggregate principal amount of its outstanding 11-1/4% Senior Subordinated Notes due 2014.

1.             Documents Reviewed.

1.1           For purposes of rendering our opinions set forth herein, we have reviewed the following records and documents, all to be dated as of the date of this letter unless otherwise specified:

(a)                                  the certificate of incorporation and bylaws (or the articles of organization and any member control agreement and limited liability company agreement, in the case of a limited liability company) of each Minnesota Guarantor;

(b)                                 resolutions of the board of directors (or the board of governors or all of the members, in the case of a limited liability company) of each Minnesota Guarantor with respect to the transactions referred to herein, if necessary and applicable;

(c)                                  current Certificates of Good Standing issued by the Secretary of State of the State with respect to each Minnesota Guarantor; and

(d)                                 the Registration Statement, and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement.

1.2           In connection with rendering this opinion, we have also examined such certificates of public officials, and other certificates, instruments and documents as we deemed necessary to render an opinion on the matters hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Minnesota Guarantors.

2.             Assumptions. In our examination and in making this opinion, we have assumed the matters described below.

2.1           The authenticity of all documents, certificates, records and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, the truthfulness, accuracy and completeness of all statements of fact contained in any document, certificate, record or instrument and the conformity of all documents, certificates, records and instruments submitted to us as copies to the authentic, complete and accurate originals thereof.

2.2           The Indenture is the valid and legally binding obligation of the Trustee.

2.2           All parties to the the Registration Statement and the Indenture (other than the Minnesota Guarantors) are duly organized, validly existing and in good standing under the laws of all jurisdictions where they are conducting their businesses or otherwise required to be so qualified, and have full power and authority to execute, deliver and perform under such documents, all such documents have been duly authorized, executed and delivered by such parties, the Registration Statement and the Indenture constitute such parties’ legal, valid and binding obligations enforceable in accordance with their respective terms, and that such parties are in compliance with all applicable laws, rules and regulations governing the conduct of their businesses and the subject transaction.

2.3           The execution, delivery and performance of the Registration Statement and the Indenture by each party thereto other than the Minnesota Guarantors will not result in any breach of or under any instrument, agreement, contract or other document to which any such party is a party or by which any of its properties are bound and all consents necessary under any and all such instruments, agreements or consents have been obtained.

2.4           Each of the Registration Statement and the Indenture have been duly executed and delivered by the party thereto (other than the Minnesota Guarantors).

2.5           The Registration Statement and the Indenture accurately reflect the complete understanding of the parties thereto and contain the entire agreement of those parties with respect to the transactions contemplated by the Registration Statement and the Indenture, to the extent the foregoing affects any of the opinions expressed herein.

2.6           If the Trustee or any of the purchasers of the Exchange Securities described in the Registration Statement (each a “Purchaser”) is required to be qualified to transact business in the State for any reason other than purchasing the Exchange Securities, then (as applicable) each of the Trustee or the Purchasers has obtained the necessary certificate of authority to transact business in the State.

3.             Opinions. Based solely upon our examination of the items specifically described in paragraph 1 above and its subparagraphs, and the foregoing facts and assumptions, and subject to the qualifications and exceptions set forth below, we are of the opinion that:

3.1           Each Minnesota Guarantor (a) has been duly incorporated and is a corporation validly existing and in good standing under the laws of the State, and (b) has the corporate power and authority to generally conduct its business as described in the Registration Statement.

3.2           The Indenture has been duly authorized, executed and delivered by each of the Minnesota Guarantors.

3.3           The issuance of the Guarantees by the Minnesota Guarantor, and the performance by the Minnesota Guarantors of their respective obligations under the Indenture, will not violate the articles of incorporation or by-laws, or the certificate of formation or operating agreement, as applicable, of any Minnesota Guarantor, and do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under), or violation of any statute or governmental rule or regulation of the State, or any or any order of which we have knowledge issued pursuant to any State statute by any State court or governmental agency or body having jurisdiction over the Minnesota Guarantors or any of their respective properties, applicable to that respective Minnesota Guarantor that, in the exercise of normal professional diligence, we would recognize as being generally applicable to transactions of the type contemplated by the Indenture; provided that we express no opinion in this paragraph with respect to any laws, rules or regulations relating to misrepresentations or fraud.

3.4           No consent, approval, authorization, order, registration or qualification of or with any State governmental agency or body or, to our knowledge, any State court is required for the issuance of the Guarantees by the Minnesota Guarantors or the compliance by the Minnesota Guarantors with all of the provisions of the Indenture, except those already obtained.

4.             Exceptions. The opinions set forth above are further subject to the following exceptions:

4.1           We express no opinion as to any agreements, documents or instruments other than the Registration Agreement and the Indenture.

4.2           We express no opinion with respect to the effect of any law other than the existing laws, ordinances and regulations of the United States of America and the State as of the date hereof, as they are applied and construed as of the date hereof.

5.             Qualifications. The opinions set forth above are further subject to following qualifications:

5.1           The terms “knowledge”, “our knowledge” and similar terms mean the actual, present consciousness of lawyers in this firm licensed in the State who worked on the transaction contemplated by this letter without having conducted any independent investigation, verification or inquiry, except as specifically described in this letter. Whenever such term is used, no opinion is expressed as to matters which in fact exist but are not actually known by such lawyers, and no inference as to our knowledge concerning any facts should be drawn as a result of the limited representation undertaken by us.

5.2           Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

5.3           Minn. Stat. §290.371, subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under the laws of the State unless the corporation has filed a Notice of Business Activities Report and that the use of the courts of the State for all contracts executed and all causes of action that arose before the end of the period for which the corporation failed to file a required report is precluded. We express no opinion as to whether any of Purchasers or the Trustee are obligated to file a Minnesota Business Activity Report, nor as to whether any of them is subject to State taxes, including the corporate franchise tax (i.e. state income tax), as a result of the present transaction. Insofar as the foregoing opinions may relate to the enforceability of any agreement under the laws of the State or any court of the State, we have assumed that any parties seeking to enforce the Indenture are, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report, or if not exempt, have duly filed and will continue to duly file, a Notice of Business Activities Report.

5.4           This opinion is limited to matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We furnish this opinion as counsel for the Company and the Minnesota Guarantors solely for the purposes contemplated by the Registration Statement and the Indenture. We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal matters” in the Prospectus included in the Registration Statement. We also consent to (i) the Trustee’s relying on this opinion and (ii) Simpson Thacher & Bartlett LLP’s relying as to matters of Minnesota law on this opinion in connection with the opinion of Simpson Thacher & Bartlett LLP to be rendered in connection with the Registration Statement. The opinions expressed herein may be relied upon in connection with those Exchange Securities or related securities, and may not be used, quoted from, referred to or relied upon by anyone for any other purpose. We have no obligation to provide the addressees of this letter, the Purchasers, the Trustee, Simpson Thacher & Bartlett LLP or any other person with any additional information that may come to our attention after the date hereof or to revise or reissue this opinion with respect to any change in law or any event, fact, circumstance or transaction which occurs after the date hereof. This opinion is not intended to be an indemnification or hold harmless agreement or undertaking on our part.

Respectfully submitted,

/s/ Hinshaw & Culbertson LLP

HINSHAW & CULBERTSON LLP

SCHEDULE I

LIST OF MINNESOTA GUARANTORS

1.               Homework Center, Inc., a Minnesota corporation

2.               REM Arrowhead, Inc., a Minnesota corporation

3.               REM Central Lakes, Inc., a Minnesota corporation

4.               REM Community Payroll Services, LLC, a Minnesota limited liability company

5.               REM Consulting & Services, Inc., a Minnesota corporation

6.               REM Health, Inc., a Minnesota corporation

7.               REM Heartland, Inc., a Minnesota corporation

8.               REM Hennepin, Inc., a Minnesota corporation

9.               REM Home Health, Inc., a Minnesota corporation

10.         REM, Inc., a Minnesota corporation

11.         REM Management, Inc., a Minnesota corporation

12.         REM Minnesota Community Services, Inc., a Minnesota corporation

13.         REM Minnesota, Inc., a Minnesota corporation

14.         REM North Star, Inc., a Minnesota corporation

15.         REM Ramsey, Inc., a Minnesota corporation

16.         REM River Bluffs, Inc., a Minnesota corporation

17.         REM South Central Services, Inc., a Minnesota corporation

18.         REM Southwest Services, Inc, a Minnesota corporation

19.         REM Woodvale, Inc., a Minnesota corporation

[END OF SCHEDULE]

SCHEDULE II

LIST OF NON-MINNESOTA GUARANTORS

1.             Center for Comprehensive Services, Inc.

2.             Cornerstone Living Skills, Inc.

3.             Family Advocacy Services, LLC

4.             First Step Independent Living Program, Inc.

5.             Horrigan Cole Enterprises, Inc.

6.             Illinois Mentor, Inc.

7.             Loyd’s Liberty Homes, Inc.

8.             Massachusetts Mentor, Inc.

9.             Mentor Management, Inc.

10.           Mentor Maryland, Inc.

11.           National Mentor, LLC

12.           National Mentor Healthcare, LLC

13.           National Mentor Holdings, LLC

14.           National Mentor Services, Inc.

15.           National Mentor Services, LLC

16.           Ohio Mentor, Inc.

17.           REM Arizona Rehabilitation, Inc.

18.           REM Colorado, Inc.

19.           REM Community Options, Inc.

20.           REM Connecticut Community Services, Inc.

21.           REM Consulting of Ohio, Inc.

22.           REM Developmental Services, Inc.

23.           REM Health of Iowa, Inc.

24.           REM Health of Nebraska, LLC

25.           REM Health of Wisconsin, Inc.

26.           REM Health of Wisconsin II, Inc.

27.           REM Indiana Community Services, Inc.

28.           REM Indiana Community Services II, Inc.

29.           REM Indiana, Inc.

30.           REM Iowa Community Services, Inc.

31.           REM Iowa, Inc.

32.           REM Maryland, Inc.

33.           REM Nevada, Inc.

34.           REM New Jersey, Inc.

35.           REM North Dakota, Inc.

36.           REM Ohio, Inc.

37.           REM Ohio Waivered Services, Inc.

38.           REM Pennsylvania Community Services, Inc.

39.           REM Utah, Inc.

40.           REM West Virginia, Inc.

41.           REM Wisconsin, Inc.

42.           REM Wisconsin II, Inc.

43.           REM Wisconsin III, Inc.

44.           South Carolina Mentor, Inc.

45.           Unlimited Quest, Inc.

[END OF SCHEDULE]